Celsus Therapeutics plc Thames House Portsmouth Road Esher Surrey KT10 9AD	Our ref:	ARR\27475\0001\8537962v1\ARR
Your ref:
	Date:	28 January 2014

Dear Sirs

Celsus Therapeutics plc (company number 05252842)

We act for Celsus Therapeutics plc, a public limited company incorporated under the laws of England and Wales (Company) as its legal advisers in England in connection with the secondary offering (Offering) by the Company of new ordinary shares of £0.01 each in the Company (New Shares ). The New Shares are to be offered in the form of American Depositary Shares (ADSs ). Each ADS represents ten ordinary shares of the Company.

This opinion is being furnished in connection with the registration statement (Registration Statement ) on Form F-1 (Registration No. 333-192783) filed by the Company with the Securities and Exchange Commission (SEC) on 12 December 2013 as amended by Form F-1/A filed with the SEC on 7 January 2014 pursuant to the Securities Act of 1933, as amended (Securities Act), and the rules and regulations made pursuant to such Act (the Rules ).

1.	Documents

In arriving at the opinions expressed below, we have reviewed the following documents:

1.1	the Registration Statement;

1.2	a certificate dated 28 January 2014 (Reference Date) signed by the company secretary of the Company (Officer's Certificate) relating to certain factual matters as at the Reference Date and having annexed to it (certified by the company secretary as being true, complete, accurate and up-to-date in each case) of the following documents:

1.2.1	the certificate of incorporation, the certificates of incorporation on change of name and the memorandum and articles of association of the Company (Articles);

1.2.2	the shareholder resolutions passed at the general meeting of the Company on 28 June 2012 (Shareholder Resolutions);

1.2.3	minutes of a meeting of the board of directors of the Company held on 11 December 2013, at which it was resolved, amongst other matters, to proceed with the Offering and, subject to final pricing by a committee of the board, to allot the New Shares (such resolutions, the Board Resolutions, and, together with the Shareholder Resolutions, Corporate Approvals); and

1.3	the Company Search (as defined below).

Documents 1.1 to 1.3 will be referred to as the Documents.

Except as stated above, for the purpose of this opinion we have not examined any contracts or other documents entered into by or affecting the Company or its subsidiaries (Group) or any corporate records of the Company or the Group nor made any other enquiries concerning the Company or the Group.

2.	Assumptions

In rendering the opinions expressed below we have assumed without any investigation or verification:

2.1	the genuineness of all signatures, stamps and seals, the authenticity and completeness of all documents supplied to us as originals;

2.2	that each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom he or she claims to be and holds the office he or she claims to hold;

2.3	that the Corporate Approvals referred to above were or will each be (as appropriate) passed at a meeting which was or will be duly convened, constituted and held in accordance with all applicable laws and regulations; that in particular, but without limitation, a duly qualified quorum of directors or, as the case may be, shareholders was or will be present in each case throughout the meeting and voted in favour of the resolutions; and that in relation to each meeting of the board of directors of the Company and of the Committee, each provision contained in the Companies Act 2006 or the articles of association of the Company relating to the declaration of directors' interests or the power of interested directors to vote and to count in the quorum was or will be duly observed;

2.4	that in each case the minutes or draft minutes detailing the Board Resolutions are a true, complete and accurate record of the proceedings of the relevant meeting; and that each resolution recorded in the Corporate Approvals has not been and will not be amended or rescinded and remains or will remain in full force and effect;

2.5	the conformity with the original documents of all documents reviewed by us as drafts, pro formas, specimens or copies and the authenticity and completeness of all such original documents;

2.6	the accuracy as to factual matters of each document we have reviewed, including, without limitation, the accuracy and completeness of all statements in the Officer's Certificate;

2.7	that the Company has fully complied and will comply with its obligations under all applicable money laundering legislation;

2.8	that all consents, licences, approvals, authorisations, notices, filings and registrations that are necessary under any applicable laws or regulations (other than laws or regulations of England and Wales) in order to permit the performance of the actions to be carried out pursuant to the Corporate Approvals have been or will be duly made or obtained and are, or will be, in full force and effect;

2.9	that there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this opinion letter, such laws have been and will be complied with;

2.10	that no agreement, document or obligation to or by which the Company (or its assets) is a party or bound and no injunction or other court order against or affecting the Company would be breached or infringed by the performance of the actions to be carried out pursuant to, or any other aspect of, the Corporate Approvals;

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2.11	that the information relating to the Company disclosed by our online search of the register kept by the Registrar of Companies as made public through the www.companieshouse.gov.uk website and by the telephone enquiry in respect of the Company made of the Central Index of Winding up Petitions at the Companies Court in relation to the Company was then true, complete, accurate and up-to-date and has not since then been materially altered, and that such search did not fail to disclose any material information which for any reason should have been disclosed by that search but was not so disclosed, or which had been delivered for registration but did not appear on the file in London at the time of our search, and that such telephone enquiry did not fail to disclose any material information or any petition for an administration order, dissolution or winding-up order in respect of the Company that has been presented in England and Wales;

2.12	that the directors of the Company acted or will act (as appropriate) in accordance with ss171 to 174 Companies Act 2006 in passing the Board Resolutions; and that the actions to be carried out pursuant to the Corporate Approvals by the Company and the exercise of its rights and performance of its obligations thereunder will materially benefit the Company and are in its commercial interests, and that the directors of the Company acted or will act in good faith and in the interests of the Company in approving each of the Corporate Approvals and the transactions contemplated thereby; and

2.13	that all New Shares will be issued and allotted, for cash and for a price per share greater than the nominal value of each New Share, pursuant to the authority and power granted to the directors of the Company under the Shareholder Resolutions and that that authority and power have not been and will not be previously utilised otherwise by the allotment of shares or by the grant of rights to subscribe for or convert any security into shares of the Company.

2.14	the capacity, power, authority and ability of each of the parties other than the Company to enter into, carry out and fulfil their obligations and liabilities in connection with the Documents and that each of the parties other than the Company is currently in good standing in its jurisdiction of registration;

2.15	that the persons executing the Documents, other than the Company, were duly authorised to do so and had the power to bind the applicable. Party;

3.	Opinion

Based on the foregoing, and subject to the further qualifications and limitations set forth below, it is our opinion that:

3.1	the Company has been duly incorporated as a public limited company under the laws of England and Wales. An online search of the register kept by the Registrar of Companies as made public through the www.companieshouse.gov.uk website in respect of the Company 11:13am on 28 January 2014 (Company Search ) and a telephone enquiry in respect of the Company made of the Central Index of Winding up Petitions at the Companies Court at 11:18am on 28 January 2014 revealed no petition, order or resolution for the winding up of the Company and no petition for, and no notice of appointment of, a receiver or administrator; and

3.2	the New Shares will, when the names of the holders of such New Shares are entered in the register of members of the Company and subject to the receipt by the Company of the aggregate issue price in respect of all the New Shares, be validly issued, fully paid and no further amount may be called thereon.

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3.3	It should be noted, however, that the information disclosed by such search and enquiry may not be true, accurate, complete or up-to-date. In particular:

3.3.1	there may be matters which should have been registered but which have not been registered or there may be a delay between the registration of those matters and the relevant entries appearing on the register of the relevant party;

3.3.2	there is no requirement to register with the Registrar of Companies notice of a petition for the winding-up of, or application for an administration order in respect of, a company. Such a notice or notice of a winding-up or administration order having been made, a resolution having been passed for the winding-up of a company or a receiver, manager, administrative receiver, administrator or liquidator having been appointed may not be filed with the Registrar of Companies immediately and there may be a delay in any notice appearing on the register of the relevant party;

3.3.3	the results of the telephone enquiry of the Central Index of Winding up Petitions at the Companies Court relate only to petitions for the compulsory winding up of, or applications for an administration order in respect of, the Company presented prior to the enquiry and entered on the records of the Central Index of Winding Up Petitions. The presentation of such a petition, or the making of such an application, may not have been notified to the Central Index or entered on its records immediately or, if presented to a County Court or Chancery District Registry, at all. The response to an enquiry only relates to the period of six months prior to the date when the enquiry was made; and

3.3.4	in each case, further information might have become available on the relevant register after the search or enquiry was made.

For the purpose of paragraph 3.1 above, duly incorporated in relation to the Company means that the Registrar of Companies has issued a Certificate of Incorporation in relation to the Company which is, under the Companies Act 2006 (or its predecessor Acts), conclusive evidence that the requirements of the Companies Act 2006 (or its predecessor Acts) as to registration under that Act (or its predecessor Acts) had been complied with and that the Company is duly registered under the Companies Act 2006 (or its predecessor Acts).

This opinion is strictly limited to the matters expressly stated in paragraphs 3.1 to 3.3 above and is not to be construed as extending by implication to any other matter. Other than as set out in paragraphs 1 and 2 above, we express no opinion as to any agreement, instrument or other document that may arise or be entered into as a result of or in connection with the Offering. We express no opinion as to any aspect of tax law.

This opinion relates only to English law (being for these purposes, except to the extent we make specific reference to an English law "conflict of law" (private international law) rule or principle, English domestic law on the assumption that English domestic law applies to all relevant issues) as applied by the English courts as at today's date, including the laws of the European Union to the extent having the force of law in England.

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4.	Reservations

Our reservations are as follows:

4.1	We express no opinion as to any law other than English law in force at and as interpreted at the date of this Opinion. We are not qualified to, and we do not, express an opinion on the laws of any jurisdiction. In particular, we have not independently investigated the laws of the United States or of any state within the United States of the purposes of this Opinion or in connection with the Documents or the transactions contemplated by them and we have no knowledge as to how the laws of any jurisdiction (other than England and Wales) might impact on the obligations of the Company or any other party to the Documents arising from any of the Documents;

4.2	we express no opinion as to any document other than the Documents;

4.3	without limiting any other assumption or reservation made in this Opinion, we have not investigated whether the Company or any other party to any of the Documents is or will by reason of the execution of, or the transactions contemplated by, the Documents or any document referred to in the Transaction Documents be in breach of any of its obligations under any licence, authorisation, consent, agreement or document, other than, in respect of the Articles and the Memorandum;

4.4	we express no opinion as to the tax treatment or consequences of the Documents or the transactions contemplated by them including the transfer of any shares in the share capital of the Company;

4.5	we have not carried out any of due diligence other than as specifically stated in this Opinion concerning any factual matters relating to the transaction arising out of any Documents, including having made no investigation into the truthfulness or accuracy of any of the warranties or representations given by the Company. Furthermore, we have not reviewed the Registration Statement;

4.6	this Opinion speaks only as at the date hereof. Notwithstanding any reference herein to future matters or circumstances, we have no obligation to advise the addressee (or any third party) of any changes in the law or facts that may occur after the date of this Opinion.

5.	Consent to filing of opinion

The opinion is to be :

5.1	governed by and will be constructed in accordance with English law as at today’s date and we accept no responsibility for any change in English law after today’s date; and

5.2	any action arising out of it is subject to the exclusive jurisdiction of the English courts.

We hereby consent to the filing of this Opinion with the Registration Statement in its full form. In giving such consent, if and to the extent that this might otherwise apply in relation to the giving of an opinion governed by English law, we do not admit that we are in the category of persons whose consent is required under section 7 of the US Securities Act, or the Rules and Regulations thereunder.

Yours faithfully

/s/ Fladgate LLP

Fladgate LLP

Direct Dial +44 (0)20 3036 7352

Direct Fax +44 (0)20 3036 7852

akelman@fladgate.com

5	28 January 2014